BANK OF THE SIERRA

SPLIT DOLLAR INSURANCE PLAN

THIS PLAN is adopted this 1st day of October 2002, by BANK OF THE SIERRA a state-chartered commercial bank located in Porterville, California (the “Company").

INTRODUCTION

Upon election to participate in this Plan, the Company shall divide the death proceeds of certain life insurance policies that are owned by the Company on the lives of the participating officers with the designated beneficiary of each insured participating officer. The Company will pay the life insurance premiums from its general assets.

Article 1

Definitions

Whenever used in this Plan, the following terms shall have the meanings specified:

1.1 "Compensation Committee" means either the Compensation Committee designated from time to time by the Company's Board of Directors or a majority of the Company's Board of Directors, either of which shall hereinafter be referred to as the Compensation Committee

1.2 "Disability" means the Participant suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Participant, or by the Social Security Administration, to be a disability rendering the Participant totally and permanently disabled. The Participant must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

1.3 ''Insured" means the individual Participant whose life is insured.

1.4 “Insurer" means the insurance company(s) issuing the life insurance policy(s) on the life of the Participant.

1.5 ''Normal Retirement Age" means the Participant attaining age 65.

1.6 "Participant'' means the employee who is designated by the Compensation Committee as eligible to participate in this Plan, elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and signs a Split Dollar Endorsement for the Policy in which the Participant is the Insured.

1.7 "Policy" or "Policies" means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant's life under this Plan.

1.8 "Plan" means this instrument, including all amendments hereto.

1.9 "Termination of Employment" means a Participant ceasing to be employed by the Company for any reason other than by reason of a leave of absence approved by the Company.

Article 2

Participation

2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time Participants that are eligible to participate in this Plan.

2.2 Participation. The eligible officer may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns and transferees, to the terms and conditions of this Plan. An officer's participation is limited to the Policy where he or she is the insured.

2.3 Termination of Participation. A Participant's rights under this Plan shall automatically cease and his or her participation in this Plan shall terminate upon the Participant's Termination of Employment prior to Normal) Retirement Age for reasons other than Disability.

2.4 Normal Retirement Age or Disability. After a Participant's Normal Retirement Age while in the employment of the Company or Termination of Employment due to Disability, the Company, or its successor, shall maintain the Participant’s Policy in full force and effect and in no event shall the Company amend, terminate or otherwise abrogate the Participant's interest in the Policy. The Company may, however, replace the Policy with a comparable insurance policy to cover the benefit under this Plan provided that the Company and the Participant execute a new Split Dollar Policy Endorsement(s). The Policy or any comparable policy shall be subject to the claims of the Company's creditors.

Article 3

Policy Ownership/Interests

3.1 Participant's Interest. The Participant, or the Participant's assignee, shall have the right to designate the beneficiary of death proceeds in the amount of $100,000 (One Hundred Thousand Dollars) unless otherwise specifically stated on the Participant's Election to Participate, subject to Section 2.3. The Participant shall also have the right to elect and change settlement options with the consent of the Company and the Insurer.

3.2 Company's Interest. The Company shall own the Policies and shall have the right to exercise all incidents of ownership. With respect to each Policy, the Company shall be the beneficiary of the remaining death proceeds of the Policy after the Participant's interest is determined according to Section 3.I.

3.3 Option to Purchase. The Company shall not sell, surrender or transfer ownership of a Policy without first giving a Participant or the Participant's transferee the option to purchase the Policy for a period of 60 days from written notice of such intention. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Company to terminate this Agreement.

Article 4

Premiums

4.1 Premium Payment. The Company shall pay all premiums due on all Policies.

4.2 Economic Benefit. The Company shall determine the economic benefit attributable to the Participant based on the amount of the current term rate for the Participant's age multiplied by the aggregate death benefit payable to the Participant's beneficiary. The "current term rate" is the minimum amount required to be imputed under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

4.3 Imputed Income. The Company shall impute the economic benefit to the Participant on an annual basis.

Article 5

Assignment

Any Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. In the event a Participant shall transfer all of his or her interest in the Policy, then all of that Participant's interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

Article 6

Insurer

The Insurer shall be bound only by the terms of a given Policy. Any payments the Insurer makes or actions it takes in accordance with a Policy shall fully discharge it from all claims, suits and demands of all persons relating to that Policy. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Company's representations with regard to any definitions, interpretations, or Policy interests as specified under this Plan.

Article 7

Claims and Review Procedure

7.1 Claims Procedure. An Participant or beneficiary ("claimant") who has not received benefits under this Plan that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

7 .1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and a statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a ful1 and fair review by the Company of the denial, as follows:

7.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

7.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

7.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7 .2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Plan on which the denial is based,

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and_

(d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1 Amendment or Termination of Plan. This Agreement may be amended or terminated only by a written agreement signed by the Company and the Participant, subject to Section 2.3.

8.2 Waiver of Participation. A Participant may, in the Participant's sole and absolute discretion, waive his or her rights under this Plan at any time. Any waiver permitted under this section shall be in writing and delivered to the Board of Directors of the Company.

8.3 Policy Retention. In the event that the Company decides to maintain a Policy after the Participant or Participant's transferee no longer has an interest in the Policy, the Company shall be the direct beneficiary of the entire death proceeds of the Policy.

Article 9

Miscellaneous

9.1 Binding Effect. This Plan in conjunction with their corresponding Split Dollar Endorsement shall bind each Participant and the Company, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.2 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant's right to terminate employment at any time.

9.3 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.4 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.5 Entire Agreement. This Plan constitutes the entire agreement between the Company and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

9.6 Administration. The Company shall have powers which are necessary to administer this Plan, including but not limited to:

(a) Interpreting the provisions of the Plan;

(b) Establishing and revising the method of accounting for the Plan;

(c) Maintaining a record of benefit payments; and

(d) Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

9.7 Designated Fiduciary. The Company shall be the named fiduciary and plan administrator under this Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company executes this Plan as of the date indicated above.

COMPANY:

BANK OF THE SIERRA

By___________________________________

Title__________________________________

EXHIBIT A

BANK OF THE SIERRA SPLIT DOLLAR INSURANCE PLAN ELECTION TO PARTICIPATE

I, Kevin McPhaill, an eligible employee as determined in section 2.1 of the BANK OF THE SIERRA SPLIT DOLLAR INSURANCE PLAN (the "Plan") dated October 1, 2002, hereby elect to become a Participant of this Plan according to Section 2.2 of the Plan. Additionally, I acknowledge that I have received a copy of the Plan document, read the Plan document and agree to be bound by its terms.

Executed this 1st day of October, 2002.

WitnessKevin McPhaill

________________________/s/ Kevin McPhaill__   _